UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2026

Lumen Technologies, Inc.

(Exact name of registrant as specified in its charter)

Louisiana	001-7784	72-0651161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 CenturyLink Drive
Monroe, Louisiana	71203
(Address of principal executive offices)	(Zip Code)

(318) 388-9000

(Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Registrant	Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Lumen Technologies, Inc.	Common Stock, no-par value per share	LUMN	New York Stock Exchange
Lumen Technologies, Inc.	Preferred Stock Purchase Rights	N/A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On May 6, 2026, Lumen Technologies, Inc. (“Lumen,” “us,” “we” or “our”) issued a press release announcing that its indirect wholly-owned subsidiary, Level 3 Financing, Inc. (“Level 3 Financing”), planned to offer $1 billion aggregate principal amount of its Senior Notes due 2037 (the “Notes”) in a proposed private offering that would not be registered under the Securities Act of 1933, as amended (the “Securities Act”). Concurrently with the commencement of the offering, Level 3 Financing, Lumen, Qwest Capital Funding, Inc. (“QCF”, together with Level 3 Financing and Lumen, each an “Offeror”, and collectively, the “Offerors”) commenced cash tender offers (each, a “Tender Offer”) to purchase the outstanding notes described below, pursuant to, and on the terms and subject to the conditions set forth in, an Offer to Purchase, dated May 6, 2026 (the “Offer to Purchase”). The notes offered to be purchased in the Tender Offers, listed in the order of priority, are (i) Level 3 Financing’s outstanding 4.250% Senior Notes due 2028, 3.625% Senior Notes due 2029, 3.750% Sustainability-Linked Senior Notes due 2029, 3.875% Senior Secured Notes due 2029 (formerly secured), 4.875% Second Lien Notes due 2029 (formerly secured), 4.500% Second Lien Notes due 2030 (formerly secured), 3.875% Second Lien Notes due 2030 (formerly secured), and 4.000% Second Lien Notes due 2031 (formerly secured) (collectively, the “Level 3 Notes”), (ii) Lumen’s outstanding 6.875% Debentures, Series G due 2028, 4.500% Senior Notes due 2029, and 5.375% Senior Notes due 2029 (collectively, the “Lumen Notes”), and (iii) QCF’s outstanding 6.875% Notes due 2028 (the “QCF Notes”, and together with the Level 3 Notes and the Lumen Notes, the “Existing Group Tender Notes”) up to an aggregate purchase price, excluding accrued and unpaid interest, of $750 million (the “Aggregate Purchase Price”). Level 3 Financing, Lumen, and QCF may, but are under no obligation to, increase the Aggregate Purchase Price (including based on the proceeds Level 3 Financing receives from the sale of the Notes). That press release is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference as if set forth in full. The offering is expected to be completed on May 21, 2026, subject to the satisfaction or waiver of customary closing conditions.

On May 6, 2026, Lumen issued a subsequent press release announcing the pricing of $1 billion of the Notes in a private offering that would not be registered under the Securities Act. Level 3 Financing intends to use a portion of the net proceeds from this offering to fund the purchase of the Existing Group Tender Notes pursuant to the Tender Offers by the respective issuer of such Existing Group Tender Notes and to pay related fees and expenses. To the extent not applied to purchase the Existing Group Tender Notes in the Tender Offers or to pay related fees and expenses, Level 3 Financing intends to use the net proceeds from this offering for general corporate purposes. That press release is filed as Exhibit 99.2 to this Current Report and is incorporated herein by reference as if set forth in full.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, the Notes, nor will there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This Current Report on Form 8-K does not constitute an offer to buy or the solicitation of an offer to sell any Existing Group Tender Notes, nor will there be any purchase of Existing Group Tender Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

Except for historical and factual information, the matters set forth in this Current Report on Form 8-K identified by words such as “will,” “should,” “expects,” “anticipates,” “believes,” “plans,” “intends,” and similar expressions are forward-looking statements as defined by the federal securities laws, and are subject to the “safe harbor” protections thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, and are subject to various uncertainties. Actual events and results may differ materially from those anticipated by us in those statements for several reasons, including those discussed in Exhibits 99.1 and 99.2. We may change our intentions or plans discussed in our forward-looking statements without notice at any time and for any reason.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release dated May 6, 2026, relating to the proposed private offering of its Senior Notes due 2037 and concurrent tender offers.

99.2	Press Release dated May 6, 2026, relating to the pricing of its 7.500% Senior Notes due 2037.

104	Cover Page Interactive Data File (formatted in iXBRL in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Lumen Technologies, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned officer hereunto duly authorized.

LUMEN TECHNOLOGIES, INC.

By:	/s/ Chris Stansbury
Chris Stansbury
President and Chief Financial Officer

Dated: May 6, 2026